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                                                                      EXHIBIT 11

                    YOUNG BROADCASTING INC. AND SUBSIDIARIES
                      RE COMPUTATION OF PER SHARE EARNINGS

                                                          THREE MONTHS ENDED
                                                          ------------------
                                                       MARCH 31,      March 31,
                                                         2000           2001
                                                     ---------------------------
SHARES OF COMMON STOCK OUTSTANDING
    FOR THE ENTIRE PERIOD-BASIC .................     13,493,723     16,546,190

ISSUANCE OF 6,200 AND 27,000 SHARES OF COMMON
      STOCK UPON EXERCISE OF OPTIONS ............         14,367          4,292

ISSUANCE OF 4,413 AND 9,817 SHARES OF COMMON
      STOCK TO THE COMPANY'S DEFINED CONTRIBUTION
      PLAN.......................................          3,928          7,308
                                                    ---------------------------
WEIGHTED AVERAGE SHARES OF COMMON
       STOCK OUTSTANDING-BASIC ..................     13,501,943     16,567,865

DILUTED EFFECT OF 1,858,353 OPTIONS IN 2000
      EXPECTED TO BE EXERCISED UNDER THE
      TREASURY STOCK METHOD USING THE WEIGHED
      AVERAGE MARKET PRICE OF THE COMPANY'S
      SHARES OF COMMON STOCK ....................        379,190           --
                                                    ---------------------------

TOTAL DILUTED WEIGHTED AVERAGE SHARES OF
     COMMON STOCK FOR THE PERIOD ................     13,881,133     16,567,865
                                                    ===========================

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM .........   $  9,885,127   $(19,785,152)
                                                    ===========================

NET INCOME (LOSS) ...............................   $  9,885,127   $(32,221,702)
                                                    ===========================

NET INCOME (LOSS) PER COMMON SHARE:

     BASIC

        INCOME (LOSS) PER COMMON SHARE BEFORE
           EXTRAORDINARY ITEM....................      $0.73          $(1.19)
                                                    ============================
       NET INCOME (LOSS)                               $0.73          $(1.94)
                                                    ============================
     DILUTED

        INCOME (LOSS) PER COMMON SHARE BEFORE
           EXTRAORDINARY ITEM....................      $0.71          $(1.19)
                                                    ============================
        NET INCOME (LOSS)........................      $0.71          $(1.94)
                                                    ============================